Exhibit 1.3

CDC Corporation provides update with respect to its intended $5.00 per share all cash tender offer for Onyx Software Corporation

[Atlanta and Hong Kong, July 10, 2006] CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced that it intends to file its Schedule TO and related tender offer documents with the Securities and Exchange Commission and to commence its $5.00 per share cash tender offer for all of the outstanding shares of common stock of Onyx Software Corporation (NASDAQ: ONXS) on Wednesday, July 12, 2006.

About the Tender Offer

CDC Corporation’s offer will be subject to typical tender conditions and customary regulatory approvals, but will not be conditioned upon financing or completion of due diligence. CDC Corporation has sufficient liquidity to fund its offer for all of the outstanding shares of Onyx.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding common stock of Onyx described in this document has not commenced. At the time the offer is commenced, CDC Corporation will file a tender offer statement with the U.S. Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. Once the tender offer is commenced, offering materials will be made available to Onyx stockholders at no expense to them. In addition, investors and stockholders may obtain a free copy of these statements (when available) and other relevant documents at the SEC’s website, www.sec.gov, or from the information agent for the offer. The tender offer will be made only through the offer to purchase and related letter of transmittal.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a tender offer, the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: whether any tender offer is actually launched; whether the conditions to the tender offer will be satisfied; the application of certain anti-takeover provisions contained in Onyx’s Articles of Incorporation and in Washington’s Business Corporation Act; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Relations Craig Celek CDC Corporation (212) 661-2160 Email: craig.celek@cdccorporation.net	Media Relations Scot McLeod CDC Software 770-351-9600 Email: ScotMcLeod@cdcsoftware.com